Exhibit 10.1

CERTAIN CONFIDENTIAL INFORMATION (MARKED BY BRACKETS AS “[***]”) HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (“Agreement”) is made effective as of March 7th, 2022 (“Effective Date”) by and between Western Magnesium Corporation (“Company”), and Mr. Robert Ramsey Hamady (“Executive”) (individually, a “party” and together, the “parties”).

WHEREAS, the Company is in the business of magnesium production through the use of a proprietary technology utilizing a continuous silicothermic process (“Business”);

WHEREAS, the Company wishes to employ Executive in the position of Chief Financial Officer (“CFO”), and Executive accepts to be employed by the Company as its CFO, on the terms and conditions set forth in this Agreement;

NOW THEREFORE, in consideration of the promises and mutual covenants herein, and for other good and valuable consideration given by each party to the other, the receipt and sufficiency of which are hereby acknowledged by each of the parties, the parties agree as follows:

1. EMPLOYMENT – TITLE, DUTIES, SUPERVISION AND LOCATION

1.1 Executive will be employed by the Company to render services to the Company in the position of CFO. In that capacity, Executive shall perform such duties and responsibilities as set out in Schedule “A” to this Agreement, and as are customarily and reasonably rendered by a CFO in comparable companies and as reasonably required by the Certificate of Incorporation, corporate bylaws, and other governing corporate documents and corporate policies, which may be supplemented from time to time by the Board of Directors (the “Board”) and a copy thereof shall be duly provided to Executive.

1.2 Executive shall also use his reasonable best efforts to perform such other duties and responsibilities and to comply with such instructions that are reasonably assigned or communicated to him by the Company from time to time.

1.3 Executive shall report to Executive President and Chief Executive Officer, Mr. Sam Ataya (the “CEO”).

1.4 Executive’s principal work location shall be initially San Antonio, Texas. Executive has the right to work from any location and he may change principal work locations to any other location at his absolute discretion over the course of his employment and at any time.

1.5 Executive shall devote all of his time and attention during normal business hours to the business of the Company and shall not, without the prior written consent of the CEO, engage in any other business, profession or occupation, whether as an employee, contractor, officer, director, agent or representative.

1.6 Nothing stated herein shall prevent Executive from performing a reasonable amount of charitable or volunteer community service work, provided such work does not interfere with the performance of his obligations herein.

2. TERM OF EMPLOYMENT

Executive’s employment with Company is for three (3) years commencing on the date of this Agreement (the “Initial Term”). The Agreement may only be terminated for the reasons as set forth in Section 10.

3. COMPENSATION AND BENEFITS

3.1 Base Salary.

(a) The Company will pay to Executive an annual base salary of USD $350,000 (“Base Salary”) which will be payable in accordance with the Company’s established payroll policies as amended from time to time, and subject to all required and authorized deductions and withholdings.

(b) Executive acknowledges and agrees the compensation set out in this Agreement is compensation for all hours worked by Executive, and that, due to the managerial nature of Executive’s duties and Business of the Company, Executive may be required to perform his duties under this Agreement according to an irregular and/or fluctuating schedule as required by the Company, which may include hours outside of normal business hours.

3.2 Signing Bonus & Discretionary Bonus.

(a) Upon the Effective Date of this agreement, Executive shall be entitled to a USD $25,000 signing bonus payable by March 15, 2022.

(b) During the Term, Executive shall have the opportunity to earn an annual discretionary bonus upon meeting or exceeding the Company’s achievement of annual financial and operating targets and Executive’s performance targets (“Bonus”). The amount of the Bonus, if any, and specific targets for the Bonus will be determined by the Company in its sole and absolute discretion. The Bonus, if payable, shall be paid within 75 days after the end of the fiscal year to which the Bonus relates.

(c) Executive acknowledges and agrees that receipt of the Bonus in one year does not entitle Executive to a receipt of the Bonus in any subsequent year. Executive acknowledges and agrees that payment of the Bonus is contingent on Executive being actively employed by the Company at the end of the fiscal year to which the Bonus relates. For greater certainty, payment of any severance or any period of notice of termination or pay in lieu that is given or ought to have been given under this Agreement or any applicable law, including the common law, in respect of termination of employment, will not be considered as extending the period of Executive’s employment with respect to his eligibility to receive the Bonus, except to the minimum extent, if any, required under applicable law.

3.3 Stock Options.

(a) Upon the Effective Date of this agreement, Executive shall be granted 500,000 stock options at market price, exercisable by Executive at his sole discretion in full or in part at any time during the period beginning five (5) years from the Effective Date.

(b) During the Term, at the Company’s sole discretion, the Company will make reasonable efforts to make future grants of stock options to Executive to purchase shares of the Company (“Stock Options”). The number, exercise price, and vesting schedule of the Stock Options will be determined by the Board, or a committee thereof, in its sole discretion.

(c) Except as otherwise provided herein, any Stock Option awards will be subject to the terms of a separate stock option agreement (including specified vesting terms), issued according to the terms and conditions of the Western Magnesium Corporation 2020 Stock Option Plan (“WMC 2020 SOP”) as may be amended from time to time, and subject to all applicable securities laws of any exchange on which common shares of the Company are listed and/or traded. Company reserves the right to introduce, administer, amend and/or cancel the WMC 2020 SOP in its sole discretion, and such changes will not constitute a breach of the terms of employment. Nothing in this Agreement is intended to modify, alter or affect the rights and responsibilities of the parties in regards to prior grants of stock or prior option rights by and between the parties.

3.4 Benefits.

Executive will be able to participate in the benefit plans that the Company makes available to its senior executive staff from time to time in its discretion, subject to the terms and conditions set out in the various benefit plans as amended from time to time (including with respect to paid time off, sick days and paid company holidays), including, without limitation, to any medical, dental or other group health plans, life insurance, disability insurance, 401k and/or pension or profit-sharing plans. Company may reduce, amend or terminate the benefit plans or coverage from time to time in its sole discretion upon written notice to Executive as may be required by law. Nothing herein requires Company to establish or continue any benefit plan unless otherwise required by applicable law.

3.5 Business Expenses.

(a) The Company shall reimburse Executive for all pre-approved traveling and other out-of-pocket expenses (e.g., entertainment and other business expenses) actually and properly incurred by Executive in the course of carrying out his duties and responsibilities under this Agreement and which are incurred in accordance with Company policies, including but not limited to the Company’s rules of traveling expenses, if any.

(b) Company agrees that the Executive is entitled to business class travel to all destinations during his employment.

(c) The Company shall reimburse Executive for, or direct-pay for, a mobile device and a monthly service to include global data and phone charges. Any such mobile phone expenses presented for reimbursement must be submitted with the Executive’s monthly expense report and substantiating documentation as Company may reasonably require.

3.6 VACATION.

(a) During the Term, the Company will provide Executive with four (4) weeks’ paid vacation per calendar year in accordance with the Company’s written vacation policy applicable to the Company’s senior management which may be amended from time to time and prorated for partial years of employment. Executive’s selected vacation time shall be subject to the Company’s written consent, which shall not be unreasonably withheld. Executive agrees to track her vacation time in good faith.

(b) Company agrees to pay Executive for any unused but accrued vacation days in a calendar on or before January 20th (if a weekend day or holiday, on the first following business day) after the preceding calendar year ending December 31.

4. NO CONTRAVENTION OR CONFLICT

Executive represents and warrants to the Company that this Agreement and carrying out Executive’s duties and responsibilities in connection with Executive’s employment with Company under this Agreement, will not contravene or conflict with any obligations Executive may have to any past employer or other person, firm or corporation for or with whom Executive has previously provided any services or been engaged (“Prior Entities”). Executive agrees that he will not do anything in connection with his employment with Company that would contravene or conflict with any such obligations. Company is not employing Executive to obtain the confidential information or business opportunities of any Prior Entities and Executive is hereby requested and directed by Company to disclose to Company and to comply with any obligations that Executive may have to any Prior Entities.

5. INDEMNIFICATION; INSURANCE

5.1 Indemnification of Executive. Except as otherwise provided by applicable law, while Executive is employed by Company and thereafter while potential liability exists (but in no event less than five (5) years after termination), in the event Executive is made a party to any threatened, pending, or contemplated action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by Company against Executive), by reason of the fact that Executive is or was performing services under this Agreement, then Company shall indemnify Executive to the fullest extent permitted by applicable law against all expenses (including reasonable attorneys’ fees), judgments, fines, and amounts paid in settlement, that are reasonably incurred by Executive in connection therewith. In the event that both Executive and Company are made a party to the same third party action, complaint, suit, or proceeding, Company will engage competent legal representation, and Executive will use the same representation, provided that if counsel selected by Company shall have a conflict of interest that prevents such counsel from representing Executive or should the interests of Executive and Company diverge, then Company shall engage separate counsel on Executive’s behalf and at Executive’s choosing, and subject to the provisions of this Section 5.1, Company will pay all reasonable attorneys’ fees and disbursements of such separate counsel whether or not a formal lawsuit or other proceeding actually is commenced, together with any other expenses or costs Executive may incur in connection therewith, within thirty (30) business days of Executive’s submission to Company of documentation substantiating any such fees, costs or expenses, including without limitation, expert and other witness’ fees, travel and lodging, as the case may be. Notwithstanding the foregoing, Executive agrees that prior to receiving an advancement under this Section 5.1, she will sign an undertaking in which she promises to repay any funds advanced hereunder if it is later determined that she did not meet the standard for indemnification under applicable law.

5.2 Indemnification of Company. Executive assumes full responsibility for any criminal acts undertaken by Executive and will indemnify Company from any liability associated with such acts.

5.3 Insurance Provided by Company. As of the Effective Date, Company shall obtain a directors and officers liability insurance policy, reasonably acceptable to Executive, under which Executive shall be a named and fully insured individual, which insurance policy shall provide adequate insurance coverage for claims alleging wrongful acts against Executive by reason of the fact of that Executive is a director, officer, or employee of Company, as shall be approved by the Board. Executive shall be entitled to such coverage under such insurance policy while employed and thereafter while potential liability reasonably exists (but in no event less than five (5) years after termination).

6. CONFIDENTIALITY

6.1 Executive acknowledges that, by reason of his employment with Company, he will have access to Confidential Information, as hereinafter defined, of Company, that Company has spent time, effort and money to develop and acquire.

6.2 The term “Confidential Information” as used in this Agreement means information, whether or not originated by Executive, that relates to the business or affairs of Company, its affiliates, clients or suppliers and is confidential or proprietary to, about or created by the Company, its affiliates, clients, or suppliers. Confidential Information includes, but is not limited to, the following types of confidential information and other proprietary information of a similar nature (whether or not reduced to writing or designated or marked as confidential): (a) information relating to strategies, research, communications, business plans, and financial data of Company and any information of Company which is not readily publicly available; (b) any information deemed to constitute trade secrets, whether or not separately described in this Agreement; (c) work product resulting from or related to work or projects performed for or to be performed for Company or its affiliates, including but not limited to, the methods, processes, procedures, analysis, techniques and audits used in connection therewith; (d) any intellectual property contributed to Company, and any other technical and business information of Company, its subsidiaries and affiliates which is of a confidential, trade secret and/or proprietary character; (e) internal Company personnel and financial information, employee personal information, employee compensation, supplier names and other supplier information, purchasing and internal cost information, internal services and operational manuals, accounts, passwords, and the manner and method of conducting Company’s business; and (f) all information that becomes known to Executive as a result of this Agreement that Executive, acting reasonably, believes is confidential information or that Company takes measures to protect.

6.3 Confidential Information does not include any of the following: (a) the general skills and experience gained by Executive during the Term of this Agreement that Executive could reasonably have been expected to acquire in similar retainers or engagements with other companies; (b) information gained by Executive prior to and outside of his position with Company; (a) information in the public domain; and (d) information gained from a third party not in breach of this Agreement or otherwise.

6.4 Nothing in the document is intended to interfere with or discourage a good faith disclosure to any governmental entity related to a suspected violation of the law. Pursuant to the United States’ Defend Trade Secrets Act, Executive cannot and will not be held criminally or civilly liable under any federal or state trade secret law for disclosing otherwise protected trade secrets and/or confidential or proprietary information as long as the disclosure is made in (i) confidence to a federal, state, or local government official, directly or indirectly, or to an attorney and solely for the purpose of reporting or investigating a suspected violation of law; or (ii) a complaint or other document filed in a lawsuit or other proceeding, as long as such filing is made under seal.

6.5 Executive acknowledges that the Confidential Information is a valuable and unique asset of Company and that the Confidential Information is and will remain the exclusive property of Company. Executive agrees to maintain securely and hold in strict confidence all Confidential Information received, acquired or developed by Executive or disclosed to Executive as a result of or in connection with this Agreement. Executive agrees that, both during and after the termination of this Agreement, Executive will not, directly or indirectly, divulge, communicate, use, copy or disclose or permit others to use, copy or disclose, any Confidential Information to any person, except as such disclosure or use is required to perform its duties hereunder or as may be consented to by prior written authorization of Company, or which is required to be disclosed under applicable laws or legal process.

6.6 Executive understands that Company has from time to time in its possession information belonging to third parties or which is claimed by third parties to be confidential or proprietary and which Company has agreed to keep confidential. Executive agrees that all such information shall be Confidential Information for the purposes of this Agreement.

6.7 All Confidential Information disclosed to or obtained by Executive in tangible form (including, without limitation, information incorporated in computer software or held in electronic storage media) shall be and remain the property of Company. All such Confidential Information, and any other property of Company possessed by Executive at the time Executive ceases employment with Company shall be returned to Company at such time, or earlier upon request of Company. Upon the return of Confidential Information or any such other property of Company, Executive shall not thereafter retain it in any form, in whole or in part.

7. INTELLECTUAL PROPERTY

In this Agreement:

7.1 “Intellectual Property Rights” means the Works (as defined below) and Confidential Information, and any and all legal protection recognized by the law (whether by statute, common law or otherwise, in the United States, Canada and all other countries world-wide) with respect thereto

7.2 “Works” includes all intellectual property, inventions, methods, protocols, processes, discoveries, designs, ideas, works, creations, developments, algorithms, drawings, data sets, compilations of information, analysis, experiments, data, reports, know-how, techniques, manuals, written content, products, samples, tools, machines, prototypes, domains, websites, software and all documentation therefore, flowcharts, specifications and source code listings, whether patentable or not, including any modifications or improvements thereto, patents or patentable inventions, registered or unregistered copyrightable material, registered or unregistered industrial designs, trade secrets, trade dress and registered or unregistered trademarks and other registrations or grants of rights analogous thereto, that: (1) are conceived, developed, created, generated or reduced to practice by Executive (whether alone or with others in or outside Company) as a result of Executive’s involvement with Company; or, (2) result from Executive’s fulfillment of Executive’s obligations hereunder; or (3) result from the use of the premises and property (including equipment, supplies or Confidential Information) owned, licensed or leased by Company.

7.3 Executive will disclose all Works and Confidential Information promptly and fully to Company. Executive will maintain at all times adequate and current records relating to the Works and Confidential Information, which records will be and remain the property of the Company.

7.4 Notwithstanding anything else contained herein, Company will have sole and exclusive right, title and interest, world-wide, in and to all Works, Confidential Information, and Intellectual Property Rights, which right, title and interest will continue after termination of this Agreement. Accordingly, Executive hereby irrevocably assigns (and in the case of Works created on or after the Effective Date, agrees to assign, without the need for any further remuneration or consideration) to Company all worldwide right, title and interest of any nature whatsoever in and to all Works and Intellectual Property Rights.

7.5 Executive hereby waives (and in the case of Works created on or after the Effective Date, agrees to waive) all moral rights arising under the U.S. Copyright Act and any rights to similar effect in any country or at common law (“Moral Rights”) that Executive may have in respect of the Works, and acknowledge that such waiver may be invoked by any person authorized by Company.

7.6 Executive will execute and deliver to Company whenever requested by Company, any and all further documents and assurances that Company may deem necessary or expedient to affect the purposes and intent of the assignment set out herein. If Executive refuses or fails to execute any further documents and assurances whenever requested by Company, this Agreement will form a power of attorney granting to Company the right to execute and deliver on Executive’s behalf (as the case may be), all such further documents and assurances that Company may deem necessary or expedient to effect the purposes and intent of the assignment and waiver set out herein on Executive’s behalf.

8. RESTRICTIVE COVENANTS

8.1 Non-Solicitation of Employees. During Executive’s employment and for a period of twelve (12) months following Executive’s separation from employment (however occasioned), Executive shall not, without Company’s prior written consent, solicit a Restricted Employee to terminate his or her relationship with the Company for the purpose of: (a) providing Conflicting Services; or (b) being hired by a Competitor.

8.2 Non-Solicitation of Clients. During Executive’s employment and for a period of twelve (12) months following Executive’s separation from employment (however occasioned), Executive shall not, without Company’s prior written consent, solicit a Restricted Customer to terminate, diminish, or materially alter in a manner harmful to Company its relationship with Company. During Executive’s employment and for a period of twelve (12) months following Executive’s separation from employment (however occasioned), Executive shall not, without Company’s prior written consent, perform for Restricted Customer services substantially similar to the services Executive provided while employed by Company.

8.3 Non-Competition. During Executive’s employment and for a period of twelve

(12) months following Executive’s separation from employment (however occasioned), Executive shall not, directly or indirectly, be employed by any Competitor in the Restricted Territory in a capacity substantially similar to Executive’s capacity at the Company.

8.4 Definitions. For the purpose of the paragraphs in this Section 8: (1) “solicit” means solicit, induce, or encourage, or participate in soliciting, inducing, or encouraging, regardless of whether Executive initiated such discussion or sought out such contact, and includes efforts performed either alone or jointly with or on behalf of any person or entity, directly or indirectly; (2) “Restricted Employee” means any person known to Executive to be an employee of the Company in the three months prior to the solicitation; (3) “Conflicting Services” means any product or service that competes with a product or service the Company provides with which Executive worked directly during Executive’s employment by Company or about which Executive acquired confidential information during Executive’s employment by Company; (4) “Competitor” means a person, business, or entity engaged in Business; (5) “Restricted Customer” means any customer or client of the Company (i) with whom Executive had direct interaction during the course the previous 12 months of Executive’s employment at the Company, in Executive’s capacity as a representative of the Company, or (ii) about whom Executive possessed confidential information as a result of Executive’s role at the Company; (6) “Restricted Territory” means the United States, Canada and Australia.

8.5 Reasonableness. Executive acknowledges and agrees that the restrictions contained in this Section 8: (1) are reasonable; (2) do not prevent Executive or unduly restrict Executive from earning a living or pursuing his or her career; and (3) are not broader than necessary to protect the Company’s legitimate business interests. Executive agrees that Executive has had the opportunity to review the provisions of this Agreement with Executive’s legal counsel, if any.

8.6 Miscellaneous. In the event that a court finds this Agreement, or any of its restrictions, to be ambiguous, unenforceable, or invalid, Executive and Company agree that the court will read the Agreement as a whole and interpret the restriction(s) at issue to be enforceable and valid to the maximum extent allowed by law. Any restriction or provision a Court deems unenforceable is completely severable and all other provisions shall remain in full force and effect. Notwithstanding anything in this Agreement to the contrary, the restrictions in this Agreement do not restrict Executive’s performance in his official capacity on behalf of the Company. If any provision in this Section 8 is determined to be overbroad or otherwise unenforceable, such provision shall be construed in a manner that renders it valid and enforceable to the maximum extent.

9. ENFORCEMENT/REMEDIES

9.1 Executive acknowledges and agrees that the covenants and obligations under Sections 6, 7 and 8 hereof are reasonable, necessary and fundamental to the protection of the Company’s legitimate business interests, and that any material breach of Sections 6, 7 and/or 8 hereof by Executive shall cause irreparable harm to Company, which harm could not be adequately compensated for by an award of damages in an action at law.

9.2 Executive acknowledges and agrees that, without prejudice to the rights and remedies otherwise available to the Company, and in addition to any other right or remedy Company may have, Company must show adequate proof of a material breach by Executive causing damages to Company such that it is entitled to a temporary restraining order and to preliminary and/or permanent injunction relief, and without the necessity of proving the inadequacy of monetary damages or the posting of any bond or security, unless, the court however require a bond or security to be posted. Executive acknowledges and agrees that the preceding remedies shall be in addition to any and all other rights available to Company at law or in equity. The failure of Company to promptly institute legal action upon a material breach of Sections 6, 7 and/or 8 hereof shall not constitute a waiver of that or any other material breach hereof.

10. TERMINATION – RIGHTS AND OBLIGATIONS

Section 10 governs the permissible grounds by which a party may terminate this Agreement prior to the conclusion of the term and states the only remuneration (if any) due Executive after the termination date of this Agreement.

10.1 Death or Total Disability.

(a) Executive’s employment shall terminate upon death without any further notice or action required by the Employer.

(b) The Employer may terminate Executive’s employment, upon written notice to Executive, in the event that Executive becomes unable to perform (with or without reasonable accommodation) substantially all of his material duties and obligations under this Agreement, as a result of a medical disability, for a period of time exceeding 180 consecutive calendar days.

(c) In the event of termination under this subsection 10.1, Executive or Executive’s legal representative (as may be provided in writing by the Executive to the Company) shall receive: (1) all compensation, including Base Salary, due to Executive through date of termination; (2) any Bonus if declared or earned but not yet paid for a complete fiscal year; (3) any accrued but unused vacation pay; (4) any unreimbursed business expenses payable pursuant to the Company’s normal policies; (5) any stocks and stock options granted; and (6) any other amounts or benefits owing to Executive under the then applicable employee benefit plans, long term incentive plans or equity plans or programs of Company which shall be paid or treated in accordance with the terms of such plans and programs.

10.2 Termination for Cause by Company.

(a) At any time after Executive’s commencement of employment under this Agreement, Company may terminate this Agreement immediately upon written notice to Executive for “Cause” which, for the purposes of this Agreement, means:

(i) a grossly willful and intentional act involving theft, fraud, breach of trust, or any material act of dishonesty with regard to the Company that has a gross material adverse effect on Company;

(ii) non-appealable conviction of, or plea of guilty or nolo contendere to, a felony;

(iii) non-appealable conviction of, or plea of guilty or nolo contendere to, a misdemeanor involving a crime of moral turpitude, or that involves theft, fraud, breach of trust, or any material act of dishonesty;

(iv) grossly willful, intentional and continued disobedience or insubordination (other than by reason of disability or incapacity) with respect to a lawful directive of Executive’s superior or the Board that has a gross material adverse effect on Company, which continues for five (5) days after Executive’s receipt of written notice from Company; or

(v) grossly willful and intentional material breach of Executive’s material duties and responsibilities hereunder (other than by reason of disability or incapacity) that has a gross material adverse effect on Company, which continues for five (5) days following written notice by Company specifying such breach.

(b) In the event of termination under this subsection 10.2, Executive will only receive: (1) compensation earned but unpaid through the date of termination; (2) any accrued but unused vacation pay; (3) any unreimbursed business expenses payable pursuant to the Company’s normal policies; and (4) any stocks and stock options granted and vested through the date of termination.

10.3 Termination Without Cause by the Company.

(a) At any time after Executive’s commencement of employment under this Agreement, the Company or any successor may, without Cause, terminate Executive’s employment, effective sixty (60) days after written notice is provided to Executive.

(b) In the event Executive is terminated by the Company under this subsection, Executive shall be eligible to receive: (1) all compensation Executive earned but was not paid through the separation from employment; (2) any accrued but unused vacation pay; (3) any unreimbursed business expenses payable pursuant to the Company’s normal policies; (4) any Bonus that would have otherwise been paid to Executive, including any pro rata sums, as of the date of Executive’s receipt of the written notice of termination and assuming achievement of all performance factors applicable to Executive’s participation in any Bonus Plan; (5) six (6) months of premiums paid pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), reimbursable to Executive so long as Executive enrolls in COBRA and remains eligible for COBRA.

(c) In addition, Executive shall be eligible to receive an additional lump-sum payment in the amount of six months’ Base Salary if and only if the Executive signs and does not otherwise revoke a separation agreement that includes, in material part, a full release of all claims, confidentiality as to terms and fact of agreement, and reasonable cooperation by the Executive during the one year period following the Executive’s termination of employment. Company is obligated to provide a document for Executive’s consideration within 30 days of the termination date.

10.4 Resignation for Good Reason by Executive.

(a) Executive may terminate Executive’s employment for any reason, including Good Reason. “Good Reason” means the occurrence of any of the following events, without Executive’s express written consent: (i) a material diminution in Employee’s title, duties, authority, and/or responsibilities; (ii) a material reduction in Employee’s Base Salary; (iii) a material breach of a material term of this Agreement by the Company; (iv) failure of any successor to Company to assume the obligations of the Company under this Agreement; or (v) a Change of Control.

(b) For purposes of this Agreement, “Change of Control” means the occurrence of any of the following events: (i) the holders of more than 50% of the voting stock of the Company before the transaction closes hold less than 50% of the voting stock of the Company after the transaction closes; or (ii) the exercise of the voting power of any or all securities of the Company as to cause or result in the election of a majority of members of the Board of Directors who were not previously incumbent directors thereof. An event shall not constitute a Change of Control (a) if its sole purpose is to change the jurisdiction of incorporation of the Company or to create a holding company or other corporation, partnership or trust that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such event; or (b) with respect to Executive if Executive is the acquirer or part of the acquiring group that consummates the Change of Control.

(c) In the event Executive is terminated by the Company under this subsection, Executive shall be eligible to receive: (1) all compensation Executive earned but was not paid through the separation from employment; (2) any accrued but unused vacation pay; (3) any unreimbursed business expenses payable pursuant to the Company’s normal policies; (4) any Bonus that would have otherwise been paid to Executive, including any pro rata sums, as of the date of Executive’s receipt of the written notice of termination and assuming achievement of all performance factors applicable to Executive’s participation in any Bonus Plan; (5) six (6) months of premiums paid pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), reimbursable to Executive so long as Executive enrolls in COBRA and remains eligible for COBRA.

(d) In addition, Executive shall be eligible to receive an additional lump-sum payment in the amount of six months’ Base Salary if and only if the Executive signs and does not otherwise revoke a separation agreement that includes, in material part, a full release of all claims, confidentiality as to terms and fact of agreement, and reasonable cooperation by the Executive during the one year period following the Executive’s termination of employment. Company is obligated to provide a document for Executive’s consideration within 30 days of the termination date.

(e) Notwithstanding anything in this Agreement to the contrary, Executive will only be eligible to receive the payments described in subsection 10.4(e) if: (1) Executive provides the Company with advance written notice of his intent to resign for Good Reason and the clear expression of the basis for his Good Reason; and (2) the Company fails to cure the Good Reason within ten business days of receiving such notice. In any event, Executive must provide such notice within 45 days of the occurrence of the event giving rise to Good Reason. If the Company fails to cure within the ten-business-day period, Executive’s resignation will be deemed effective 20 days after the end of such cure period, during which 20-day period Executive will be required to devote his best efforts to accomplishing his normal job duties.

10.5 Upon termination for any reason, Executive shall resign from all offices and other positions that Executive may hold with the Company, its affiliates, and its subsidiaries.

10.6 Executive shall not be entitled to any parachute tax gross-up payment with respect to any payments under this Agreement or otherwise. Accordingly, notwithstanding any contrary provisions in any other plan, program or policy of Company, if all or any portion of the benefits payable under this Agreement, either alone or together with other payments and benefits which Executive receives or is entitled to receive from Company or any other source, would constitute an “excess parachute payment” within the meaning of Section 280G of the US Internal Revenue Code of 1986, as amended (the “Code”), Company shall reduce Executive’s payments and benefits payable under this Agreement to the extent necessary so that no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Code, but only if, by reason of such reduction, the net after-tax benefit after such reduction shall exceed the net after-tax benefit if such reduction were not made. Any determinations to be made under this Section 10.8 shall be determined by the Company’s independent certified public accountants serving immediately prior to the Change in Control or, in the event such accountants decline or are unable to serve, by such other party mutually agreeable to Executive and the Company.

11. NON-DISPARAGEMENT

During the Term, and thereafter, Executive agrees not to defame or disparage or criticize the other, its business plan, procedures, products, services, development, finances, financial condition, capabilities or other aspect of its business, or any of its stakeholders to any person or entity, without limitation in time. Company likewise, for its officers and directors, agrees forever not to directly or indirectly defame, disparage or criticize Executive in both his professional and/or personal capacities. Notwithstanding the foregoing, Executive and Company may confer in confidence with his or its respective advisors and counsel and make truthful statements as required by law.

12. ASSIGNMENT; BINDING EFFECT

Executive shall have no right to assign this Agreement to another party other than by will or by the laws of descent and distribution. Nothing in this Agreement shall prevent the consolidation, merger, or sale of the Company or a sale of any or all or substantially all of its assets. Subject to the foregoing restriction on assignment by Executive, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective heirs, legal representatives, successors, and assigns.

13. ADDITIONAL PROVISIONS

13.1 Notices. Any notice under this Agreement must be in writing and addressed to the Company or to Executive at the corresponding address below. Notices under this Agreement shall be effective upon: (a) written verification of receipt, when delivered by overnight courier or certified or registered mail; or (b) acknowledgment of receipt of electronic transmission, when delivered via electronic mail. Executive shall be obligated to notify the Company, in writing, of any change in Executive’s address. Notice of change of address shall be effective only when done in accordance with this Section 13.

If to Company:	Western Magnesium Corporation
8180 Greensboro Drive, Suite 720
McLean, VA 22102
United States
Attn.: CEO, Sam Ataya
Telephone: +1 778 712 0290
Email: sataya@westmagcorp.com

If to Executive:	Attn: Robert Ramsey Hamady
8 The Green, STE B
Dover, DE 19901
United States
Telephone: [***]
Email: [***]

13.2 Severability. If any provision of this Agreement shall be held by a court of competent jurisdiction to be invalid, unenforceable, or void, such provision shall be enforced to the fullest extent permitted by law, and the remainder of this Agreement shall remain in full force and effect. In the event that the time period or scope of any provision is declared by a court of competent jurisdiction to exceed the maximum time period or scope that such court deems enforceable, then such court shall reduce the time period or scope to the maximum time period or scope permitted by law.

13.3 Damages; Prevailing Party; Attorneys’ Fees. Nothing contained herein shall be construed to prevent the Company or Executive from seeking and recovering from the other damages sustained by either or both of them as a result of its or his breach of any term or provision of this Agreement. In the event either party hereto seeks the collection of damages resulting therefrom, or the injunction of any action constituting a breach of any of the terms of this Agreement, then the substantially prevailing party shall be entitled to recover all costs, reasonable attorneys’ fees and disbursements from the other party, whether paid or owing and regardless of whether a lawsuit or other proceeding is commenced. A suing party may prevail by judgment in its favor or by the other party’s action causing the result sought in the suit or otherwise; and a defending party may prevail by judgment in its favor, dismissal, or the other party’s withdrawal of its suit prior to disposition.

13.4 Amendments; Waivers; Remedies. This Agreement may not be amended, and no provision of this Agreement may be waived, except by a writing signed by Executive and by a duly authorized representative of the Company. Failure to exercise any right under this Agreement shall not constitute a waiver of such right. Any waiver of any breach of this Agreement shall not operate as a waiver of any subsequent breaches. All rights or remedies specified for a party herein shall be cumulative and in addition to all other rights and remedies of the party hereunder or under applicable law.

13.5 Taxes. Executive acknowledges that the compensation, benefits, payments and advances provided for in this Agreement may be subject to statutory income and withholding taxes as well as other applicable taxes, withholdings, fees, and deductions.

13.6 Interpretation. This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any party. Sections and subsection headings contained in this Agreement are for reference purposes only, and shall not affect, in any manner, the meaning or interpretation of this Agreement. Whenever the context requires, references to Executive or to any other person or class of persons, shall be considered in the masculine or feminine, and singular shall include the plural and the plural the singular.

13.7 Authority. Each party represents and warrants that such party has the right, power, and authority to enter into and execute this Agreement and to perform and discharge all of the obligations hereunder, and that this Agreement constitutes the valid and legally binding agreement and obligation of such party and is enforceable in accordance with its terms.

13.8 Additional Assurances. The provisions of this Agreement shall be self-operative and shall not require further agreement by the parties except as may be herein specifically provided to the contrary; provided, however, that both parties shall execute such additional instruments and take such additional acts as may be necessary to effectuate this Agreement.

13.9 Executive Acknowledgment. Executive acknowledges that, before signing this Agreement, Executive was advised of his right to consult with an attorney of his choice to review this Agreement and that Executive had sufficient opportunity to have an attorney review the provisions of this Agreement and negotiate its terms. Executive further acknowledges that Executive had a full and adequate opportunity to review this Agreement before signing it; that Executive carefully read and fully understood all the provisions of this Agreement before signing it, including the rights and obligations of the parties; and that Executive has entered into this Agreement knowingly and voluntarily.

13.10 Controlling Agreement. If there is any conflict between or among the terms, conditions and/or provisions set forth in this Agreement and any other written agreement or other document, then, the terms, conditions and/or provisions set forth in this Agreement shall control.

13.11 Governing Law; Venue; Jurisdiction. This Agreement and all related matters will be governed by, and construed in accordance with, the laws of the State of Delaware (excluding any choice of law rules).

13.12 Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and cancels and supersedes any previous oral or written communications, representations, understandings or agreements between the parties with respect thereto. There are no representations, warranties, terms, conditions, undertakings or collateral agreements, express or implied, between the parties other than as expressly set forth in this Agreement.

13.13 Counterparts. This Agreement may be executed in counterparts, and such original executed counterparts together shall constitute one agreement.

14. SECTION 409A.

14.1 This Agreement and the compensation and benefits provided for under this Agreement are intended to be, to the maximum extent possible, exempt from the provisions of Section 409A of the Code as “short term deferrals” as specified in Treasury Regulation § 1.409A- l(b)(4), under the “separation pay” exception within the meaning of Treasury Regulation § 1.409A- l(b)(9)(iii), or any other applicable exemption, or alternatively compliant with Section 409A of the Code, and this Agreement shall be administered and interpreted accordingly (or disregarded to the extent such provision cannot be so administered, interpreted or construed).

14.2 Notwithstanding anything to the contrary herein, in the event Executive is a “Specified Employee” (as such term is defined under Section 409A of the Code and the regulations and other Treasury Department guidance promulgated thereunder), if, upon the advice of its counsel, Company determines that any payments or benefits to be provided to Executive are or may become subject to the additional tax under Section 409A(a)(l)(B) or any other taxes or penalties imposed under Section 409A (“409A Taxes”) as applicable at the time such payments and benefits are otherwise required under this Agreement, then such payments shall be delayed until the date that is the earliest of (A) six (6) months after the date of Executive’s termination of employment with the Company; (B) the date of Executive’s death; or (C) such shorter period that, in the opinion of such counsel, is sufficient to avoid the imposition of 409A Taxes.

14.3 Notwithstanding the foregoing, Executive shall remain solely liable for any 409A Taxes arising with respect to any payments or benefits provided under this Agreement or otherwise and shall not be entitled to a gross-up payment with respect to any such taxes.

[REMAINDER OF PAGE BLANK, SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the Effective Date written above.

/s/ Sam Ataya
Sam Ataya, Executive President & CEO
Per: Authorized Signatory

/s/ Robert Ramsey Hamady
Robert Ramsey Hamady

SIGNED by Robert Ramsey Hamady in the presence of: Signature	)
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Print Name: /s/ Brent Richardson	)
Brent Richardson

Schedule A

CHIEF FINANCIAL OFFICER

Overview

The primary responsibility of the CFO is to assist the CEO in the management of the Company’s global financing operations.

General Responsibilities

The CFO reports directly to the Executive President & CEO. General responsibilities of the CFO are:

●	Assist in managing Western Magnesium’s listing on a major stock exchange;
●	Assist Company in implementing best-in-class systems, reporting and oversight for financial compliance;
●	Assist the Executive President & Chief Executive Officer in duties related to building Shareholder value; and
●	Other duties and responsibilities reasonably requested and typical in nature with respect to the Chief Financial Officer position of a publicly traded company.

Currently, the Company has offices based out of McLean, Virginia, USA and Vancouver, British Columbia, Canada. Travel will also be reasonably required regularly to complete tasks for the Company.